Exhibit 10

SEVERANCE COMPENSATION AGREEMENT

THIS AGREEMENT, dated as of ________, is between Structural Dynamics Research Corporation, an Ohio corporation (the "Company") and _____________ (the "Executive").

The Company's Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company.

This Agreement sets forth the severance compensation which the Company agrees it will pay to the Executive if the Executive's employment with the Company terminates under one of the circumstances described herein following a Change in Control of the Company (as defined herein).

1. Term. This Agreement shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, upon the earliest of (i) _______ 30 of any year after 20__, provided that either party has given at least 60 days prior written notice to the other party of its or his intention to terminate this Agreement under this clause (i); (ii) the termination of the Executive's employment with the Company based on death, Disability (as defined in Section 3(b)) and Retirement (as defined in Section 3(c)) or Cause (as defined in Section 3(d)) or by the Executive other than for Good Reason (as defined in Section 3(e)); and (iii) two-years from the date of a Change in Control of the Company if the Executive has not terminated his employment for Good Reason as of such time.

2. Change in Control. No compensation shall be payable under this Agreement unless and until (a) there shall have been a Change in Control of the Company, while the Executive is still an employee of the Company and (b) the Executive's employment by the Company thereafter shall have been terminated in accordance with Section 3. For purposes of this Agreement, a Change in Control of the Company shall be deemed to have occurred if:

(i) there shall be consummated any consolidation or merger of the Company and, as a result of such consolidation or merger (x) less than 50% of the outstanding common shares and 50% of the voting shares of the surviving or resulting corporation are owned, immediately after such consolidation or merger, by the owners of the Company's common shares immediately prior to such consolidation or merger, or (y) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 20% or more of the surviving or resulting corporation's outstanding common shares, or

(ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company shall be consummated, or

(iii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or

(iv) any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 20% or more of the company's outstanding common, or

(v) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election or the nomination for election by the Company's shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

3. Termination Following Change in Control.

(a) If a Change in Control of the Company shall have occurred while the Executive is still an employee of the Company, the Executive shall be entitled to the compensation provided in Section 4 upon the subsequent termination of the Executive's employment with the Company by the Executive or by the Company unless such termination is as a result of (i) the Executive's death; (ii) the Executive's Disability (as defined in Section 3(b) below); (iii) the Executive's Retirement (as defined in Section 3(c) below); (iv) the Executive's termination by the Company for Cause (as defined in Section 3(d) below); or (v) the Executive's decision to terminate employment other than for Good Reason (as defined in Section 3(e) below).

(b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Company on a full-time basis for six months and within 30 days after written notice of termination is thereafter given by the Company the Executive shall not have returned to the full-time performance of the Executive's duties, the Company may terminate this Agreement for "Disability."

(c) Retirement. The term "Retirement" as used in this Agreement shall mean termination by the Company or the Executive of the Executive's employment based on the Executive's having reached age 65 or such other age as shall have been fixed in any arrangement established with the Executive's consent with respect to the Executive.

(d) Cause. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement only, the Company shall have "Cause" to terminate the Executive's employment hereunder only on the basis of fraud, misappropriation or embezzlement on the part of the Executive. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Company's Board of Directors at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in the second sentence of this Section 3(d) and specifying the particulars thereof in detail.

(e) Good Reason. The Executive may terminate the Executive's employment for Good Reason at any time during the term of this Agreement. For purposes of this Agreement "Good Reason" shall mean any of the following (without the Executive's express written consent):

(i) the assignment to the Executive by the Company of duties inconsistent with the Executive's position, duties, responsibilities and status with the Company immediately prior to a Change in Control of the Company, or a change in the Executive's titles or offices as in effect immediately prior to a Change in Control of the Company, or any removal of the Executive from or any failure to reelect the Executive to any of such positions, except in connection with the termination of his employment for Disability, Retirement or Cause or as a result of the Executive's death or by the Executive other than for Good Reason;

(ii) a reduction by the Company in the Executive's base salary as in effect on the Date of Termination;

(iii) any failure by the Company to continue in effect any benefit plan or arrangement (including, without limitation, the Company's retirement plan, group life insurance plan, and medical, dental, accident and disability plans) in which the Executive is participating at the time of a Change in Control of the Company (or any other plans providing the Executive with substantially similar benefits) (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of a Change in Control of the Company;

(iv) any failure by the Company to continue the Executive's eligibility to participate in annual executive bonus arrangements in which the Executive plans or arrangements providing him with substantially similar benefits) (hereinafter referred to as "Incentive Plans") or the taking of any action by the Company which would significantly reduce the Executive's opportunity to earn incentive compensation which is related to performance results as compared to performance exceptions periodically determined by the Company;

(v) a relocation of the Company's principal executive offices to a location outside of Cincinnati, Ohio, or the Executive's relocation to any place other than the location at which the Executive performed the Executive's duties prior to a Change in Control of the Company, except for required travel by the Executive on the Company's business to an extent substantially consistent with the Executive's business travel obligations at the time of a Change in Control of the Company;

(vi) any failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled at the time of a Change in Control of the Company;

(vii) any material breach by the Company of any provision of this Agreement;

(viii) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or

(ix) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(f), and for purposes of this Agreement, no such purported termination shall be effective.

(f) Notice of Termination. Any termination by the Company pursuant to Section 3(b), 3(c) or 3(d) shall be communicated by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Agreement, such purported termination by the Company shall be effective without such Notice of Termination.

(g) Date of Termination. "Date of Termination" shall mean (a) if this Agreement is terminated by the Company for Disability, 30 days Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such 30-day period) or (b) if the Executive's employment is terminated by the Company for any other reason, the date on which a Notice of Termination is given; provided that if within 30 days after any Notice of Termination is given to the Executive by the Company the Executive notifies the Company that a dispute exists concerning the termination, the Date of Termination shall be the date the dispute is finally determined, whether by mutual agreement by the parties or upon final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

4. Compensation Under this Agreement.

(a) If within two years after a Change in Control of the Company a Notice of Termination is given either by the Company to the Executive or by the Executive to the Company, and if such termination is not by reason of the Executive's death, Disability or Retirement, or by the Company for Cause, or by the Executive other than for Good Reason, the Company shall make the following payments to the Executive:

(i) the full base salary to which the Executive is entitled through the Date of Termination;

(ii) credit for unused vacation;

(iii) an amount equal to the Executive's EICP Bonus Award under the Company's Executive Incentive Compensation Plan for the fiscal year in which the Notice of Termination is given, multiplied by the percentage determined by dividing the number of days in the Company's fiscal year that have elapsed prior to the date on which the Notice of Termination is given by the total number of days in such fiscal year. As used in this clause (iii) the Executive's Annual EICP Bonus Award means the dollar amount which would have been paid to Executive for the fiscal year in which the Notice of Termination is given under the Company's Executive Incentive Compensation Plan, based on the assumption that the Outstanding Level of performance would be reached by the Company and the Executive.

(iv) an amount equal to two and one-half (2.5) times the sum of the Executive's annualized base salary and EICP Bonus Award (as defined in clause (iii) above) for the year in which the Notice of Termination is given, provided, however, that the amounts to be paid to the Executive under this clause (iv) shall be reduced by the amounts payable to the Executive under clauses (ii) and (iii) of this Section 4(a).

(b) If it is finally determined under the procedures set forth in Section 4(c) that the amount of "excess parachute payments," if any, exceeds the Executive's "base amount" (as such terms are defined in Section 280G of the Internal Revenue Code of 1986 (the "Code")) by more than 3 times, the aggregate amount of the payments required to be made by the Company under clauses (iv), (iii) and (ii) of Section 4(a) that constitute excess parachute payments shall be reduced, in that order, to $100 less than the largest amount that will result in no portion of such payment being subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax").

(c) The Company shall notify the Executive in writing within 10 days after a Notice of Termination is given either by the Company or the Executive, of the amount of the payments to be made by the Company under this Agreement, together with any other payments made or to be made by the Company to the Executive, that constitute "parachute payments" (as such terms are defined in Section 280G of the Code) and excess parachute payments and of the amount of the reduction, if any, required by Section 4(b). Within 20 days after the Notice of Termination is given, the Executive shall notify the Company in writing whether he agrees with the Company's calculation of the amount of parachute payments and excess parachute payments, and with the amount of any reduction. If the Executive does not agree with the Company's calculations, the Executive shall inform the Company of the amounts that he believes to be the correct amounts. If the Company and the Executive cannot agree within 30 days after the Notice of Termination is given on the amount of the parachute payments and excess parachute payments, and on the amount of any reduction, the calculation of such amounts (and any reduction ) shall be made by independent tax counsel selected by the Company's independent auditors. Such determination shall be completed within 15 days after it is submitted to such independent tax counsel and shall be conclusive and binding on the parties.

(d) The amounts requires to be paid under Section 4(a), less the amount of any reduction determined by the Company under Section 4(b) and 4(c), shall be paid by the Company to the Executive in cash in a lump sum on the 10th day after the Date of Termination. If it is later determined, under the procedure set forth in Section 4(c), that the amount of any reduction is less than that initially determined by the Company, the Company shall pay the difference to the Executive in cash within five days after the amount of any reduction is finally determined. If it is later determined, under the procedures set forth in Section 4(c), that the amount of any reduction is more than that initially determined by the Company, the Executive shall repay the difference to the Company in cash within five days after the amount of any reduction is finally determined.

(e) Any payments required under this Section 4 shall be paid net of applicable federal, state and local tax withholding.

(f) If the Company is required to make payments to the Executive under Section 4(a), the Company, until the earlier of (i) one year after the Date of Termination or (ii) commencement of full-time employment by the Executive with a new employer, shall maintain in full force and effect, for the continued benefit of the Executive, medical and dental programs or arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that continued participation by the Executive is possible under the general terms and provisions of such plans and programs.

Except for the payment referred to in clause (i) of Section 4(a) none of the payments to the Executive under this Section 4 shall be counted for the purpose of computing the Executive's benefits under any pension, profit sharing, deferred compensation or other employee benefit plan maintained by the Company.

(h) The parties acknowledge that Executive holds one or more stock purchase options granted under the Company's 1994 Long-Term Stock Incentive Plan (the "Plan"). The individual stock option agreements representing such options set forth the specific time periods and other terms under which the options vest (become exercisable), subject to the overall provisions of the Plan. Under the last sentence of Section 5(b) of the Plan, the Compensation Committee of the Company's Board of Directors is authorized to modify the vesting provisions of options outstanding under the Plan. Under the authority and direction of the Compensation Committee acting under Section 5(b) of the Plan, all options held by Executive under the Plan are hereby amended to include the following sentence: "Notwithstanding any other provisions of this Option, this Option shall immediately become fully vested and exercisable as to all shares covered hereby upon the occurrence of a Change in Control (as such term is defined in that certain Severance Compensation Agreement dated ______________ between the Company and the Optionee). Such immediate vesting shall occur regardless of whether the Optionee remains employed by the Company after such Change in Control or is terminated (involuntarily or voluntarily) as a result of or following such Change in Control." This Agreement shall constitute the instrument of amendment of all such options, and no other documentation or action shall be required to effect such amendments.

5. No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, Incentive Plan or Securities Plan, employment agreement or other contract, plan or arrangement.

6. Successor to the Company.

(a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if such succession or assignment had not taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive's employment for Good Reason. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company, "Company" as used in Section 3, 4, 11 and 12 hereof shall in addition include such employer. In such event, the Company agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to Section 4 hereof.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

7. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:	Structural Dynamics Research Corporation Vice President, Secretary and General Counsel 2000 Eastman Drive Milford, OH 45150

If to the Executive:

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at anytime of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

9. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11. Legal Fees and Expenses. The Company shall pay all legal fees and expenses which the Executive may incur as a result of the Company's contesting the validity, enforceability or the Executive's interpretation of, or determinations under, this Agreement.

12. Confidentiality. The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and its business so long as such information is not otherwise publicly disclosed.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:
________________________________	By:	_____________________________
	By:	_____________________________
Vice President, Secretary and General Counsel